Exhibit 99.2

Colfax Completes $3.0 Billion Bank Financing to Support DJO Acquisition,

Schedules 2019 Outlook Conference Call

Annapolis Junction, MD, December 17, 2018 – Colfax Corporation (“Colfax”) (NYSE: CFX), a leading diversified technology company, announced that today it entered into a new $3.0 billion credit agreement with a group of 23 banks led by JPMorgan Chase Bank and Credit Suisse Funding LLC that completed the bank financing for the Company’s recently-announced acquisition of DJO Global, Inc. Funding from the new credit agreement will be made available to the Company on the date of consummation of the acquisition, expected to be in the first quarter of 2019.

“We are pleased to complete this important element of the DJO acquisition financing with attractive terms,” said Christopher M. Hix, Colfax Senior Vice President and Chief Financial Officer. “The Company is well-supported by a global bank group aligned with our portfolio transformation strategy. The terms and structure of this financing are consistent with our near-term plans to delever and our longer-term objective to achieve investment grade credit ratings.”

The new credit agreement consists of a $1.3 billion revolving credit facility, a $1.225 billion Term A-1 loan which matures in five years, and a $0.5 billion Term A-2 loan which matures in two years. The funds available from the new credit agreement will be used to refinance the Company’s existing credit agreement, and to fund a portion of the consideration and fees payable by the Company in connection with the acquisition of DJO. Following the closing of the DJO acquisition, credit extensions under the revolving credit facility will be used for working capital and general corporate purposes.

The new credit facility will bear interest, at the election of the Company, at rates determined by a base rate or Eurocurrency rate plus a margin that is based on the Company’s leverage levels and credit ratings and which is initially expected to be 0.75% for the base rate or 1.75% for the Eurocurrency rate. The new credit agreement also contains customary financial covenants requiring the Company to maintain a maximum total leverage ratio and a minimum interest coverage ratio.

2019 Outlook Call to be Held on Wednesday, December 19, at 8:30 AM ET

The Company also announced that it will hold a conference call to discuss the 2019 outlook for its Fabrication Technology and Air & Gas Handling businesses on December 19, 2018 at 8:30am Eastern. The call will be open to the public through +1-877-303-7908 (U.S. callers) and +1-678-373-0875 (international callers) and referencing the conference ID number 6493585, or through webcast via Colfax’s website www.colfaxcorp.com under the “Investors” section.

Colfax’s financial results press release and supplemental financial information referenced on the call, if any, will be available under the “Investors” section of Colfax’s website prior to the conference call. A link to a replay of the call will also be available on the Colfax website later that day.

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified technology company that provides fabrication technology and air and gas handling products and services to customers around the world under the ESAB and Howden brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Investor Contact:

Kevin Johnson, Vice President Finance

Colfax Corporation

+1 (301) 323-9090

Investorrelations@colfaxcorp.com